SECURITIES AND EXCHANGE COMMISSION

                 WASHINGTON, D.C. 20549
         _____________________________________


                        FORM 8-K


                     CURRENT REPORT

            PURSUANT TO SECTION 13 OR 15(d)
         OF THE SECURITIES EXCHANGE ACT OF 1934




                Date of Report: March 1, 1996


                  PUBLICKER INDUSTRIES INC.
     (Exact name of registrant as specified in its charter)


                        Pennsylvania
                  (State of incorporation)


                         1-3315                  23-0991870
              (Commission file number)           (I.R.S. Employer
     Identification No.)



            1445 East Putnam Avenue
         Old Greenwich, Connecticut                      06870
     (Address of principal executive offices)                   (Zip code)





                       (203) 637-4500
     (Registrant's telephone number, including area code)

     Item 5.  Acquisition or Disposition of Assets

                   (a)  On February 16, 1996, Publicker Industries
                             Inc. ("Publicker") sold substantially all of the assets of its Bright Star
                             Industries, Incorporated ("BSI") subsidiary to Bright Star Acquisition Corp. ("BSAC") for $5.5 in million cash, subject to certain post-closing adjustments which are not expected to be material.

                        The assets sold include accounts
                             receivable, inventories, machinery,
                             equipment and miscellaneous furniture and fixtures. BSAC assumed certain liabilities of BSI including trade accounts payable, certain accrued liabilities and certain contractual liabilities.

                        BSI, located in Wilkes-Barre, Pennsylvania,
                             manufactures and sells flashlights,
                             lanterns and batteries.


     Item 7.  Financial Statements and Exhibits

                   (a)  Not Applicable

                   (b)  Not Applicable

                   (c)  Exhibit 10.1 - Asset Purchase Agreement
                             among Bright Star Industries, Incorporated,
                             Hanten Acquisition Co., Publicker
                             Industries Inc. and Bright Star Acquisition
                             Corp. dated February 16, 1996.

      SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                     PUBLICKER INDUSTRIES INC.





                                           /s/Antonio L. DeLise
                                                 Antonio L. DeLise
                                                 Vice President,
                                                 Chief Financial Officer
                                                 and Secretary



 Dated: March 1, 1996


                                                                EXHIBIT 10.1
                      ASSET PURCHASE AGREEMENT


       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made this
     16th day of February, 1996 among (i) Bright Star Industries, Incorporated, a Delaware corporation with its principal executive offices at Hanover Industrial Estates, 380 Stewart Road, Wilkes-Barre,
Pennsylvania 18706 as seller ("Seller"), (ii) Publicker
     Industries Inc., a Pennsylvania corporation with its principal executive offices at 1445 East Putnam Avenue, Old Greenwich, Connecticut 06870, ("Publicker"), (iii) Hanten Acquisition Co., a Delaware corporation with its principal executive offices at 1445
     East Putnam Avenue, Old Greenwich, Connecticut 06870 (the "Parent", and together with Publicker, the "Shareholders"), and (iv) Bright
     Star Acquisition Corp., a Delaware corporation with its principal executive offices at c/o BancBoston Ventures Inc., 100 Federal
     Street, Boston, Massachusetts 02110, as buyer ("Buyer").

                         RECITALS:

       WHEREAS, Seller is engaged in the "Business" (as hereinafter defined);

       WHEREAS, Publicker owns all of the issued and outstanding shares of stock of Parent and Parent owns all of the issued and outstanding shares of stock of Seller; and

       WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets used in the conduct of the Business.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:


     1.     Interpretation.

       A. Definitions. As used in this Agreement, the following terms shall have the following meanings:

       "Business" shall mean the business in which the Seller is engaged on the Closing Date, as described in Schedule 1.A.1.
     hereto, at the locations listed in Schedule 1.A.2. hereto.

       "Know-How" shall mean all know-how and information (not necessarily proprietary) used by Seller in the Business on the Closing Date including, without limitation, (1) design drawings,
     (2) specifications and performance criteria, (3) operating instructions and maintenance manuals, (4) manufacturing information including production documentation, methods, layouts and supplier and cost information, (5) copies of on-site computer software and related documentation, including, without limitation, source and object code to the extent available, (6) prototypes, models or samples, (7) files relating to applications for Intellectual Property Rights, and (8) all files relating to customers and other tangible materials that are used in the Business on the Closing Date.

       "Copy Rights" shall mean all published and unpublished rights in works of authorship including, without limitation, (1) literary works, including books, periodicals, catalogs, directories, textual advertising such as brochures, pamphlets and other literature, tabular lists, lectures, manuals and computer programs and data bases; (2) pictorial, graphic and sculptural works, including maps, architectural plans and renderings, blueprints, photographs, prints and pictorial illustrations such as labels and pictorial advertising, posters, brochures and pamphlets, and pattern designs;
     (3) audiovisual works; (4) sound/recordings; and (5) mask works, and all U.S. pending and issued copyright or mask work registrations thereon.

       "Patent Rights" shall mean all (1) rights to inventions/conceived on or before the Closing Date by employees of the Seller who are engaged solely in the operation of the Business;
     (2) pending U.S. and foreign applications owned by the Seller; and
     (3) U.S. and foreign patents owned by the Seller, or for which the Seller has the right to apply for as of the Closing Date.

       "Trademarks" shall mean trade names, trademarks, service marks, trade dress and product configurations that are used by the Seller to identify the Business or any part thereof and all
     (1) goodwill and associated common law rights; (2) registration applications pending thereon in any province, state or country; and
     (3) registrations issued thereon.

       "Trade Secrets" shall mean all proprietary information that is used by the Seller in the Business and that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, third parties who can obtain economic value from its disclosure or use and (2) is the subject of efforts by the Seller that were reasonable under the circumstances to maintain its secrecy, such as, without limitation, proprietary specifications, formulas, drawings, models, blueprints, software, production techniques and processes, retail and wholesale customer lists, vendor lists, compilations, merchandising information, cost and pricing information, business systems and methods.

       "Intellectual Property Rights" shall mean the Patent Rights,
     Copy Rights, Trademarks and Trade Secrets as more fully described herein and other similar rights in technology that are in each case used by the Seller in the Business, including, without limitation, those items set forth in Schedule 1.A.3 hereto.


     2.     Sale of Assets and Assumption of Liabilities.

       A.   Assets Sold and Retained.

            1. Assets Purchased. At the Closing, Seller agrees to sell, transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase and acquire, according to the terms and conditions of this Agreement, all of Seller's right, title, and interest in and to all of the assets and properties, other than the assets identified in Section 2.A.2 hereof, of the Seller (collectively, the "Purchased Assets"), including, without limitation, the following:

                 (a)  all personal property leases listed
               on Schedule 2.A.1.a hereto (the "Personal Property Leases") and all real property leases listed on
               Schedule 2.A.1.a hereto (the "Real Property Leases") and all leasehold improvements and structures on the real property leased thereby, and, to the extent covered by the Real Property Leases, any and all fixtures, machinery, installations, equipment and other property attached thereto or located thereon (the "Leased Real Property");

                           (b)  all contracts of the Business,
               including, without limitation, customer contracts, royalty and license agreements and rights, contracts and agreements for the purchase or sale of utilities, goods, materials and services, rights to use technology owned by others and certain other agreements, including without limitation the contracts listed on Schedule 4.K other than the contracts indicated on Schedule 4.K as contracts which the Buyer is not assuming, (collectively, the "Contracts");

                           (c)  all prepaid expenses and deposits of
               the Business;

                           (d)  all accounts receivable of the
               Business or other rights to receive payment for services provided by the Business as of the Closing Date (the "Closing Date Receivables");

                           (e)  all inventory of supplies, raw
               materials, component parts, work-in-progress and finished goods of the Business on hand (the
               "Inventory");

                           (f)  all plants, fixtures, machinery,
               installations, equipment, tools, spare parts, fittings, supplies, injection molds for manufacturing flashlight lantern parts, and other tangible personal property used in the Business, including without limitation, those items described on Schedule 4.R hereto, (the "Equipment");

                           (g)  all on-site computer hardware and
               software owned by the Seller and used in the Business at the locations identified in Schedule 1.A.2 hereto (the "Computer Hardware and Software");

                           (h)  all goodwill of the Business;

                           (i)  the Know-How;

                           (j)  the Intellectual Property Rights and
               all business names, including the right to use the name "Bright Star Industries Incorporated" or derivations thereof in the conduct of the Business and other intangible assets relating to the Business set forth on Schedule 2.A.1.j attached hereto;

                           (k)  all operating data, books and records
               of Seller, including employment and personnel records, customer lists and information, relating to customers and suppliers, with respect to the Business;

                           (l)  to the extent assignment to the Buyer
               is permitted by law or contract, all rights, licenses, permits, and other operating agreements (in each case, both governmental and private) with respect to the Seller's right to provide services of the Business at the locations identified in Schedule 1.A.2 hereto or for which the Seller is the licensee, including without limitation those set forth on Schedule 4.F attached hereto, (the "Licenses and Permits");

                           (m)  all of the Seller's rights under any
               agreements with respect to the employee plans described on Schedule 2.A.1.m hereto (the "Assumed Benefit
               Arrangements"); and

                           (n)  all other assets, whether tangible or
               intangible that are used by Seller in the Business except as excluded by Section 2.A.2 (the "Other
               Assets").

            2. Assets Retained. Notwithstanding the provisions of Section 2.A.1, the Seller is not selling, assigning, transferring or conveying to Buyer the following assets, which shall be excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

                 (a)  all receivables from either of the
               Shareholders or any of their subsidiaries or affiliates;

                           (b)  all cash, and cash equivalents and
               investment securities;

                           (c)  all prepaid expenses and deposits of
               the Business to the extent not included in the Closing Date Balance Sheet;

                           (d)  subject to Section 6.C.1 hereof, all
               of the Seller's pension plan or 401(k) plan assets;

                           (e)  insurance policies of the Seller,
               except for those policies specifically listed on
               Schedule 2.A.2.e; and

                 (f)  all federal, state and local income
               or franchise tax refunds, deposits or credits.

            3.   Transfers of Personal Property Leases, Real
          Property Leases and Contracts. To facilitate the assignment or transfer of Personal Property Leases, Real Property Leases and Contracts, Seller shall execute such documents of assignment or transfer as may be prepared by Buyer and reasonably acceptable to Seller (and which shall not impose any liability or obligation on Shareholders or Seller) that are necessary or appropriate for evidencing or recording the assignments or transfers to Buyer. Buyer agrees to provide insurance certificates to the Seller of such type, at such times and in the manner required to be delivered to the lessor by the lessee under the Real Property Leases. Subject to the terms of Section 2.E hereof, in the event any assignment or transfer of any Personal Property Lease, Real Property Lease or Contract cannot be obtained, Seller and Buyer shall enter into a mutually satisfactory license, sublicense, lease, or independent contractor agreement, agency or other relationship with respect hereto with the intent of providing the same benefits and obligations to Buyer as if such assignment had occurred.

                 4. Transfer of Know-How. The communication of transferred Know-How from Seller to Buyer shall occur primarily through Buyer's acquisition of property and engagement of Seller's personnel, provided that Seller shall have no responsibility to insure that any of its employees become the employees of Buyer. In addition, in order to facilitate the transfer of such Know-How, Seller shall use reasonable efforts, for a period of two (2) years from the Closing Date, to provide to Buyer, upon Buyer's written request, copies of any documents or other information in Seller's possession, defining or specifying the subject matter, nature and extent of the Know-How and take such other action as the parties mutually agree is reasonably necessary or appropriate to effectuate the transfer of such Know-How.

       B.   Assignment of Intellectual Property Rights.  On the
     Closing Date, Seller shall execute and deliver assignments with respect to the Intellectual Property Rights set forth on Schedule 1.A.3, including all goodwill associated therewith.

       C. Risk of Loss. The risk of loss and all obligations to insure the tangible assets of the Business shall remain with Seller until the Closing, and shall transfer from Seller to Buyer at the time of Closing.

       D.   "As Is" Condition.  EXCEPT AS EXPRESSLY SET FORTH IN
     THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD "AS IS" AND "WHERE IS" AND "WITH ALL DEFECTS" WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

       E.   Assumption of Contractual Rights and Obligations
     Related Thereto. At the time of Closing, the Buyer shall assume, and hereby agrees to perform, the rights and obligations, and any other contractual obligations pursuant to the Personal Property Leases, Real Property Leases, the Contracts, bids, quotations, proposals and similar agreements entered into or made in the ordinary course of Business hereto (collectively, the "Transferred Rights, Obligations and Agreements"), which are assigned to the Buyer to the extent the obligations arise or are to be performed following the Closing Date.

       To the extent that the assignment hereunder of any of the Transferred Rights, Obligations, Agreements or the assignment under
     Section 2.B above shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, the Seller and the Buyer shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to the Buyer.

       If such consent is not obtained, the Seller shall cooperate with the Buyer in a reasonable arrangement designed to provide the Buyer with the benefits and burdens of any such Transferred Rights, Obligations and Agreements and under the Intellectual Property Rights, including appointing the Buyer to act as its agent to perform all of the Seller's obligations under such Transferred Rights, Obligations and Agreements and to collect and promptly remit to the Buyer all compensation received by Seller pursuant to those Transferred Rights, Obligations and Agreements and to enforce, for the account and benefit of the Buyer, any and all rights of the Seller against any other person arising out of the breach or cancellation of such Transferred Rights, Obligations and Agreements by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided that, to the extent that Seller is required to undertake any services or take any actions in furtherance of the performance of such Transferred Rights, Obligations and Agreements, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and which shall be mutually acceptable to the parties.

       F. Assumption of Certain Liabilities by Buyer. From and after the Closing, Buyer shall, without any further responsibility or liability of or recourse to Seller, or any of its affiliates or their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, assume and be solely liable and responsible for the following liabilities and obligations arising out of the ownership of the Purchased Assets or the operation of the Business (the "Assumed Liabilities"):

            1. all liabilities and obligations of Seller under all Personal Property Leases, Contracts and all other of the Transferred Rights, Obligations and Agreements assigned or transferred to Buyer pursuant to Section 2.A hereof (or deemed assigned or transferred pursuant to Section 2.E hereof) which arise or are to be performed following the Closing Date, but excluding the "Excluded Liabilities" (as defined in Section 2.G hereof);

                 2.   all trade accounts payable and accrued
          liabilities of the Seller reflected on the unaudited
          November 30, 1995 balance sheet of the Seller to the extent that such accounts payable and accrued liabilities remain outstanding at the Closing, but excluding any Excluded
          Liabilities;

                 3.   all trade accounts payable and accrued
          liabilities of the type set forth on the unaudited November 30, 1995 balance sheet of the Seller incurred by the Seller in connection with the Business in the ordinary course of business subsequent to November 30, 1995 and through the Closing Date to the extent accrued in accordance with GAAP and reflected on the Closing Balance Sheet, but excluding any Excluded Liabilities; and

                 4. liabilities of the Seller for any contractual product warranty claim with respect to any product sold or manufactured by the Seller prior to the Closing Date solely to the extent of any reserve therefor on the Final Closing Balance Sheet.

       The assumption by Buyer of the Assumed Liabilities and the transfer thereof by Seller shall in no way expand the rights or remedies of any third party against Seller or Buyer as compared to the rights and remedies which such third party would otherwise have had.

       G. All Other Liabilities Excluded. Notwithstanding the foregoing, Seller agrees that Buyer is assuming only those liabilities and obligations enumerated in Section 2.F and no others and Buyer and its affiliates and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors and transferees or assignees, shall have no liability or responsibility for any liability or obligation arising out of Seller's ownership or operation of the Purchased Assets or the Business prior to the Closing Date (except as expressly provided in Section 2.F), including, without limitation, the following liabilities and obligations of Seller (the "Excluded Liabilities"):

            1. any obligation of the Seller to either of the Shareholders or any of their subsidiaries or affiliates;

                 2. any current or long-term liability or obligation of the Seller with respect to indebtedness for borrowed money and any related debt issuance costs and with respect to any uncleared checks issued by the Seller which are outstanding on the Closing Date (all of which will be paid by Seller);

                 3. any liability or obligation of the Seller for federal, state or local income or franchise taxes;

                 4. any liability with respect to any of the matters disclosed on Schedules 4.A (other than any Permitted
          Encumbrances), 4.G, 4.L, and 4.O hereto; and

                 5. any liability for any contractual product warranty claim with respect to any product sold or manufactured by Seller prior to the Closing Date, to the extent that such liability exceeds the reserve therefor on the Final Closing Balance Sheet ("Warranty Claims").


     3.     Purchase Price: Payment: Adjustment.

       A. Purchase Price. The purchase price for the sale and transfer of the Purchased Assets shall be Five Million Five Hundred Thousand Dollars ($5,500,000), plus the assumption of the Assumed Liabilities set forth in Section 2.F hereof, subject to adjustment as provided in Section 3.C (the "Purchase Price").

            B. Payment of Purchase Price. At the Closing, (i) $200,000 of the Purchase Price (the "Escrowed Funds") shall be deposited by Buyer into an Escrow Account to be established in accordance with the terms of an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement") and (ii) $5,300,000, which represents the balance of the Purchase Price (the "Cash Purchase Price") shall be paid by Buyer to Seller in immediately available funds.

       C. Adjustment to and Payment of the Balance of the Purchase Price. The Purchase Price has been derived by and agreed upon by the parties based on the Net Book Value (as defined below) as set forth on the balance sheet of Seller as of November 30, 1995, as shown on Exhibit B hereto (the "Opening Balance Sheet"). The Purchase Price is subject to a dollar for dollar adjustment, upward or downward, based upon the change in the Net Book Value as set forth on the Final Closing Balance Sheet (as defined below) from that shown on the Opening Balance Sheet ($3,762,000). Such adjustment shall be the "Differential." The Differential shall be determined as follows:

            1.   Within forty-five (45) days after the Closing
          Date, Seller shall prepare and deliver to Buyer an unaudited balance sheet (the "Final Closing Balance Sheet") showing the Net Book Value as of the close of business on the Closing Date immediately prior to giving effect to the Closing (the "Final Book Value"). The Final Closing Balance Sheet shall be prepared in accordance with GAAP. Inventories included on the Final Closing Balance Sheet shall be valued on the basis of a physical inventory conducted by the Buyer and the Seller, with their respective independent accountants, within two (2) days following the Closing Date. Following delivery of the Final Closing Balance Sheet by Seller, Seller shall cooperate with the Buyer's independent accountants in connection with their review of the Final Closing Balance Sheet and shall permit the Buyer's accountants to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

            2.   When the Seller delivers the Final Closing
          Balance Sheet, the Seller shall also deliver a certificate
          (i) certifying that the Final Closing Balance Sheet was prepared in accordance with GAAP in accordance with the procedures set forth in paragraph 1 above and (ii) containing the Seller's calculations, based on the Final Closing Balance Sheet (the "Seller's Proposed Calculations") of the Net Book Value as of the Closing Date.

            3. Within forty-five (45) days after receipt of the Final Closing Balance Sheet and the accompanying certificate, the Buyer shall notify the Seller of its agreement or disagreement with the Final Closing Balance Sheet and the accuracy of any of the Seller's Proposed Calculations.
          During such forty-five (45) day period, the Buyer shall have the right to direct its independent accountants, at the Buyer's expense, to review and test the Final Closing Balance Sheet. If the Buyer, after such review and test, disagrees with the Seller's Proposed Calculations, and the Seller does not accept the Buyer's proposed alternative calculations (the "Buyer's Proposed Calculations"), then, within thirty (30) days after the date of the Seller's rejection of the Buyer's Proposed Calculations, the Seller and the Buyer shall select another nationally recognized independent accounting firm (other than the Seller's independent accountants and the Buyer's independent accountants) to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting its own review and test of the Final Closing Balance Sheet and thereafter selecting either the Buyer's Proposed Calculations of the Remaining Disputed Items or the Seller's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Each of the Buyer and the Seller agree that it shall be bound by such other accounting firm's determination of the Remaining Disputed Items. The fees and expenses of such accounting firm shall be paid jointly by the Buyer and the Seller, provided that if the difference between the Final Adjustment (as defined below) and the Final Adjustment that would have resulted from the use of the Proposed Calculations of one of the parties hereto (the "Erroneous Party") is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party's Proposed Calculations, the Erroneous Party shall pay all of the fees and expenses of such accounting firm.

            4. Upon the determination pursuant to paragraph 3 of this Section 3.C of the Final Closing Balance Sheet and Net Book Value as of the Closing Date, the Purchase Price shall be adjusted in accordance with this paragraph 4. If the Net Book Value as of the Closing Date as reflected on the Final Closing Balance Sheet (the "Closing Date Net Book Value") is greater than $3,762,000, the Buyer shall pay the amount of such excess to the Seller in cash and all of the Purchase Price Escrow Amount (as defined in the Escrow Agreement) shall be released to the Seller. If the Closing Date Net Book Value is less than $3,762,000 and the amount of such difference is less than the Purchase Price Escrow Amount, the Seller shall pay the amount of such difference to the Buyer by releasing the Purchase Price Escrow Amount to the extent sufficient to cover such payment and the balance of the Purchase Price Escrow Amount shall be released to the Seller. If the Closing Date Net Book Value is less than $3,762,000 and the amount of such difference is greater than the Purchase Price Escrow Amount, the Seller shall pay the amount of such difference to the Buyer by releasing all of the Purchase Price Escrow Amount to the Buyer and by paying the balance of such difference in cash to the Buyer. Any adjustment to the Purchase Price made pursuant to this paragraph 4 is referred to herein as the "Final Adjustment". Any such payment and release of the Purchase Price Escrow Amount shall be made within ten (10) days after the determination of the Final Adjustment pursuant to this paragraph 4.

            5. For the purposes of preparing the Opening Balance Sheet and the Final Closing Balance Sheet, the following accounts and all other Excluded Assets and Excluded Liabilities have been and will be excluded therefrom:

                      (i)  cash;

                 (ii) goodwill;

                 (iii)     accrued income taxes; and

                 (iv) inter-company accounts.

                 6. For purposes of this Section 3.C, (a) the term "GAAP" means generally accepted accounting principles applied on a basis consistent with the Financial Statements and (b) the term "Net Book Value," with respect to any balance sheet of the Seller, shall mean the Purchased Assets less the Assumed Liabilities, in each case as set forth on such balance sheet.

                 7. Notwithstanding any other provision of this Agreement, Buyer's sole and exclusive remedy in connection with any disagreement with the Final Closing Balance Sheet, Seller's Proposed Calculations or any certificate delivered by Seller pursuant to this Section 3.C shall be to invoke the dispute resolution mechanism set forth in paragraph 3 of this
          Section 3.C, and Buyer shall not be entitled to seek indemnification pursuant to Section 8 hereof in connection with any of the foregoing.

       D. Closing Date. The closing of this transaction shall take place on or before February 16, 1996 (herein the "Closing or "Closing Date"), at which time the transfer of title to and possession of the Purchased Assets shall occur and the payment of the Purchase Price as set forth in Section 3.B shall occur. At the Closing, each of the parties hereto shall execute and deliver all consideration, instruments and documents reasonably required to carry out the terms and provisions of this Agreement. Possession of all of the Purchased Assets shall be delivered to Buyer by Seller immediately upon the Closing. The Closing shall take place in the offices of Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts at 10:00 a.m. local time on February 16, 1996 or at an earlier date and time to be mutually agreed upon between the parties.

       E. Waiver of Bulk Transfer Provisions. Buyer hereby waives compliance with all provisions of the Bulk Sales Laws of Pennsylvania, if applicable to the transactions herein contemplated, and in consideration of such waiver Seller agrees to indemnify Buyer against and hold it harmless from any and all loss, cost, damage, liability, deficiency or expense resulting from or arising out of such noncompliance to the extent not involving an Assumed Liability, provided that the provisions of Section 8.C hereof shall apply to this indemnity as if it were set forth therein.


     4.     Representations and Warranties of Seller and Shareholders.

       In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Shareholders, jointly and severally, represent and warrant to Buyer, as follows:

       A. Title to Assets. Seller has, and will have on the Closing Date, good and marketable title to and legal right and power to convey all of the Purchased Assets being transferred hereby, free and clear of any and all mortgages, liens, pledges, security interests, privileges, charges, claims or encumbrances of every kind, nature and description (collectively, "Encumbrances") except as set forth on Schedule 4.A attached hereto. Upon the consummation of the transactions contemplated hereby, Buyer will acquire (i) good title to the Purchased Assets owned by Seller, free and clear of any Encumbrances and (ii) the right to use, and valid leasehold interest in, any of the Purchased Assets not owned by Seller, in each case subject to the liens, rights of others and lease agreements reflected on Schedule 4.A (the "Permitted Encumbrances").

       B. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power to own its properties and to carry on its business as it is now being conducted and Seller is duly qualified to transact business and is in good standing as a foreign corporation in the Commonwealth of Pennsylvania and the States of California and New Jersey.

       C. Power and Authority. Each of Seller and Shareholders has the corporate power to execute and deliver this Agreement, the Escrow Agreement and the other documents and instruments contemplated hereby (the "Transaction Documents") and to incur and perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and Shareholders, and each of the Transaction Documents is the legal, valid and binding obligation of each of Seller and Shareholders, enforceable in accordance with its terms.

       D. Approvals and Consents; Noncontravention. The execution, delivery, and performance of the Transaction Documents by Seller and Shareholders and the consummation of the transactions contemplated hereby and thereby by Seller and Shareholders, will not (i) violate any statute, regulation or ordinance of any governmental authority or require any filing with or authorization, consent or approval of any government or governmental agency,
     (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the respective Articles of Incorporation or By Laws of Seller and Shareholders,
     (iii) conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which Seller or Shareholders is a party or by which either of them or any of the Purchased Assets are or may be bound, or constitute a default (or an event which with the lapse of time or the giving of notice, or both, would constitute a default) thereunder, or (iv) result in the creation or imposition of any lien, charge or encumbrance, on or with respect to the Purchased Assets.

       E. Tax Returns; Withholdings. Seller has filed all federal tax returns and all state and any foreign or local tax returns which are required to have been filed, and has paid all taxes and governmental charges shown thereon as due. All amounts required to be withheld by Seller from employees for income tax, social security contributions, unemployment tax and workers' compensation have been withheld and either (i) have been paid to the appropriate governmental agencies or (ii) will be paid by the Seller to the appropriate governmental agencies when due.

       F.   Compliance with Laws; Permits.  At all times since
     February 8, 1991, Seller has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof and all orders, judgments, injunctions, decrees or similar commands, in each case that affect the Business or the Purchased Assets, and no claims have been filed alleging a material violation of any such law, regulation, order, judgment, injunction or decree. Seller holds, and the Licenses and Permits listed on Schedule 4.F constitute, all of the material permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies necessary to conduct the Business as it is presently being conducted or required in connection with the ownership of the Purchased Assets. All such permits, licenses and certificates are in full force and effect, and Seller has not since January 1, 1995 received any notice of intent to revoke or not to renew any of such permits, licenses and certificates. Except as expressly designated on Schedule 4.F hereto, all of the Licenses and Permits are transferable to Buyer and true and complete copies of such Licenses and Permits as are listed on Schedule 4.F have previously been delivered to Buyer.

       G. Litigation. There are no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings pending against or affecting Seller, the Business or the Purchased Assets, and, to Seller's knowledge, there are no legal actions, suits, arbitrations or other legal, administrative or other governmental proceedings threatened against or affecting Seller, the Business or the Purchased Assets which could reasonably be expected to have a material adverse effect on the Business or the ability of Seller to consummate the transactions contemplated hereby, in each case at law or in equity or by or before any governmental department, commission, board, agency, bureau, tribunal or instrumentality, except as shown on Schedule 4.G attached hereto ("Litigation").

       H. Financial Statements. Seller has delivered to Buyer copies of the unaudited financial statements of the Seller, as of November 30, 1995 ("Financial Statements"). The Financial Statements (i) have been prepared from and are in accordance with the Seller's books and records and (ii) fairly present in all material respects the financial condition or results of operations of Seller as of the relevant dates thereof and for the periods covered thereby in accordance with generally accepted accounting principles and Seller's accounting practices, policies and procedures, applied on a consistent basis throughout the periods indicated. The Opening Balance Sheet, attached hereto as Exhibit B, was prepared from the Financial Statements in accordance with this Section 4.H to reflect the elimination of (i) cash balances,
     (ii) goodwill, (iii) accrued income taxes, (iv) intercompany account balances and (v) all other Excluded Assets and Excluded Liabilities.

       I. Absence of Undisclosed Liabilities. Except for the obligations or liabilities (i) disclosed or referred to in the Opening Balance Sheet, or (ii) incurred by Seller with respect to the Business in the ordinary course of business after the date of the Opening Balance Sheet and either discharged prior to the Closing or reflected or reserved against on the Final Closing Balance Sheet, there are no obligations or liabilities arising out of or relating to transactions or events with respect to the Business entered into or occurring prior to the date hereof that would be required to be reserved against or disclosed in a balance sheet of Seller prepared in a manner consistent with the preparation of the Opening Balance Sheet.

       J.   Personnel.

            1. Compensation. Schedule 4.J.1 hereto sets forth a complete and accurate list of (a) each employee of the Seller and the rate and amount of the compensation paid to such employee for the fiscal year ended December 31, 1995, and (b) the rate and amount of such compensation paid to each such employee through January 31, 1996. There have been no changes in such compensation since such date. Except as listed in Schedule 4.J.1 hereto, the Seller has no employment agreement, written or oral, with any currently active employee, including any agreement to provide any bonus or benefit to any such employee. Except as set forth on
          Schedule 4.J.1, since November 30, 1995, the Seller has not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any employee of the Seller. Except as set forth on
          Schedule 4.J.1, the Seller has no outstanding loans or advances to employees.

                 2.   Employee Benefit Plans.

                 (a)  Except as set forth on Schedule 4.J.2
               hereto, neither the Seller nor any trade or business (whether or not incorporated) that is a member of a group described in Section 414(b) or Section 414(c) of the United States Internal Revenue Code of 1986, as amended (the "Code"), of which the Seller is a member (a "Related Entity") maintains or has any obligation to make contributions to any employee benefit plan within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, deferred compensation, stock option, bonus, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit or other benefit program for officers, employees, consultants or directors, current or former, of the Business. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) set forth on
               Schedule 4.J.2 hereto, other than any such plan which is a multiemployer plan as defined at Section 3(37) or
               Section 4001(a)(3) (a "Multiemployer Plan"), is hereinafter referred to as an "ERISA Plan", and each other plan, program or arrangement set forth on
               Schedule 4.J.2 hereto (other than any such plan, program or arrangement that is a Multiemployer Plan) is hereinafter referred to as a "Non-ERISA Plan". The Seller has heretofore delivered to the Buyer true, correct and complete copies of each ERISA Plan and of each Non-ERISA Plan and, with respect to any such Plan which is an Assumed Benefit Arrangement, copies of
               (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report or disclosure materials (including any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six (6) preceding calendar years and (iii) the most recently delivered IRS determination letter, and any other governmental advisory opinions or rulings applicable to such Plan. All ERISA Plans and Non-ERISA Plans which are Assumed Benefit Arrangements have been maintained and operated in material compliance with all federal, state and local laws and regulations applicable to such plans, and the terms and conditions of the respective plan documents.

                 (b)  Neither the Seller nor any Related
               Entity has engaged in any transaction with or involving an Assumed Benefit Arrangement in connection with which it could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA, or a tax imposed by Section 4975 of the Code or any tax or penalty under any federal, state or local laws applicable to any Non-ERISA Plan which is an Assumed Benefit Arrangement.
               Except as otherwise noted in Schedule 4.J.2 hereto, no ERISA Plan is subject to Title IV of ERISA. Neither the Seller nor any Related Entity has incurred, or is expected to incur, any material liability to the United States Pension Benefit Guaranty Corporation ("PBGC"), any Multiemployer Plan or to any other governmental authority, pension or retirement board, or other agency, under any federal, state or local law.

                 (c)  Full payment has been made of all
               amounts that the Seller or any Related Entity is required, under the terms of each ERISA Plan, Non-ERISA Plan and Multiemployer Plan which is an Assumed Benefit Arrangement, or pursuant to applicable federal, state or local law, to have paid as contributions to such ERISA Plan, Non-ERISA Plan or Multiemployer Plan (as the case may be) as of the last day of the most recent fiscal year of such ERISA Plan, Non-ERISA Plan or Multiemployer Plan (as the case may be) ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any ERISA Plan.

                           (d)  Except as set forth on
               Schedule 4.J.2 hereto,

                           (i)  no action, suit,
                    proceeding or investigation is pending or threatened against the Seller, other than routine claims for benefits, concerning any Assumed Benefit Arrangement or, to the best knowledge of the Seller and the Shareholders, any fiduciary or service provider thereof and, to the best knowledge of the Seller and the Shareholders, there is no basis for any such legal action or proceeding;

                 (ii) no communication, report
                    or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Assumed Benefit Arrangement;

                 (iii)     no Assumed Benefit
                    Arrangement provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA and Section 4980(B) of the Code);

                 (iv) no benefits due under any
                    Assumed Benefit Arrangement have been forfeited subject to the possibility of reinstatement
                    (which possibility would still exist on or after the Closing Date); and

                      (v)  the Seller has not
                    undertaken to maintain any Assumed Benefit
                    Arrangement for any period of time and each such Arrangement is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

                 (e)  Effect of Transactions.  The
               execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any ERISA Plan or Non-ERISA Plan of the Seller to any current or former director, officer, consultant or employee of the Seller or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

       K. Contracts. Schedule 4.K sets forth a complete and accurate list of all contracts to which the Seller is a party or by which the Seller is bound or to which the Seller or any of the Purchased Assets is subject (the "Material Agreements"), except
     (a) contracts or purchase orders for goods and services entered into in the ordinary course of business which have a remaining term of less than one year and each of which does not require payments in the aggregate by any party thereto of more than $10,000,
     (b) contracts terminable by the Seller upon 30 days' notice or less without the payment of any termination fee or penalty, and
     (c) contracts listed in other Schedules hereto.  As used in this
     Section 4.K, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against the Seller, and specifically includes
     (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association with respect to the representation of any employee; (c) contracts and other agreements for the provision of services by the Seller; (d) bonds or other security agreements provided by any party in connection with the business of the Seller; (e) contracts and other agreements for the sale of any of the Seller's assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Seller's assets or properties;
     (f) joint venture agreements relating to the assets, properties or business of the Seller or by or to which it or any of its assets or properties are bound or subject; (g) contracts or other agreements under which the Seller agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to indebtedness for borrowed money; or (i) any other contract or other agreement whether or not made in the ordinary course of business. The Seller has delivered to the Buyer true, correct and complete copies of all Material Agreements, together with all modifications and supplements thereto. All of the Material Agreements are in full force and effect, and no breach or default by Seller or, to the best of Seller's knowledge, by any other party has occurred with respect thereto. Except as identified on
     Schedule 4.K, no approval or consent of any person is needed in order that the Material Agreements continue in full force and effect following the assignment of such contracts to the Buyer pursuant to this Agreement.

       L. Employment. Except as listed in Schedule 4.L hereto, Seller has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, with respect to any employees of the Business. In the last five (5) years, Seller has experienced no strikes. None of the employees of the Sellers are covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller.

       M. Intellectual Property Rights. Schedule 1.A.3 hereto sets forth a complete and accurate list of all of the Seller's pending and issued copyright registrations, U.S. and foreign patents and patent applications, trade names, trademarks, service marks, trademark registrations, trademark applications, and all written agreements under which the Seller licenses Intellectual Property Rights (other than software licenses in the licensor's standard form). Seller owns or has a valid right or license to use all of the Intellectual Property Rights which are necessary for the conduct of, or are used in, the Business as the Business is presently being conducted and such rights and interests are either
     (i) freely transferable to Buyer in the transaction contemplated by this Agreement or (ii) will be licensed and made available for use by Buyer without cost. Seller has no knowledge and has received no notice to the effect that any service or products that it provides or sells, or any process, method, part or material it employs in the Business, infringes on any trademark, trade name, copyright or patent or is in conflict with any asserted right of another. There is no pending or, to the knowledge of Seller, threatened, claim or litigation against Seller contesting its right to use any of the Intellectual Property Rights being transferred or licensed to Buyer, or asserting its misuse of any thereof, which would deprive Buyer of its right to assert its rights thereunder or which would prevent the sale of any service or product produced, provided or sold by Buyer utilizing the Intellectual Property Rights to be transferred to Buyer.

       N.   Intentionally Omitted.

       O.   Environmental Matters.

            1.   Definitions.  As used in this Agreement:

                 (a) "Hazardous Materials" means (a) any and all hazardous substances, pollutants, and contaminants (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended
          ("CERCLA")), hazardous wastes (as defined by the Resource Conservation and Recovery Act ("RCRA")); hazardous materials
          (as defined by the Hazardous Materials Transportation Act);
          toxic substances (as defined by the Toxic Substances Control
          Act ("TSCA")); toxic chemicals or extremely hazardous substances (as defined by the Emergency Planning and Community Right-To-Know Act); hazardous air pollutants (as defined by the Clean Air Act); hazardous substances (as defined by the Clean Water Act); (b) petroleum or petroleum products; polychlorinated biphenyls ("PCBs"); asbestos-containing materials; and (c) any other toxics, chemicals, wastes, substances, or materials which are regulated under any of the Environmental Laws (as defined herein);

                 (b) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, permits, licenses and judgments in effect as of the date of this Agreement and relating to the environment and/or the use, generation, storage, disposal, treatment, transportation, recycling, sale or release of Hazardous Materials, including, without limitation, CERCLA, RCRA, the Clean Water Act, the Clean Air Act and TSCA;

                 (c)  "Environmental Matters" means matters
          relating to pollution, contamination or protection of the environment, release or disposal of Hazardous Materials, compliance with Environmental Laws (including, without limitation, matters relating to any "Environmental Costs" (as defined herein)) or to any releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or soil, or resulting from the generation, use, storage, treatment, recycling, transportation, disposal or sale of Hazardous Materials); and

                 (d)  "Environmental Costs" means any cleanup
          costs, remediation, removal, or other response or site rehabilitation costs (including, without limitation, costs to bring the Business into compliance with all applicable Environmental Laws), investigation costs (including, without limitation, the reasonable fees and costs of consultants, legal counsel and other experts in connection with any environmental investigation, testing, audits, assessments or studies), losses, liabilities, obligations, payments, damages (including, without limitation, any actual, punitive or consequential damages (a) to third parties (including employees) for personal injury or damage to property, or (b) to natural resources, fines, penalties, judgments, and amounts paid in settlement arising out of or resulting from any Environmental Matter.

            2.   Environmental Representations and Warranties of
          Seller and Shareholders. Except as disclosed in Schedule 4.O hereto:

                 (a)  all material permits, approvals,
          authorizations, licenses, certificates of authorization, registrations or other consents required under all applicable Environmental Laws for the operation of the Business and the occupancy of the properties listed on Schedule 2.A.1.a hereto, (the "Environmental Permits") have been obtained or applied for, and there are no pending or, to the knowledge of Seller and Shareholders, threatened actions to modify, restrict, rescind or challenge any Environmental Permit;

                 (b)  there are no material violations of any
          Environmental Permit at any of the properties listed on
          Schedule 2.A.1.a hereof;

                 (c)  Seller has not received any notice in
          writing (i) of the violation of any Environmental Laws by Seller in connection with the operation of the Business at any of the properties listed on Schedule 2.A.1.a hereof or
          (ii) of any pending or threatened legal action against Seller in connection with the operation of the Business at any of the properties listed on Schedule 2.A.1.a hereof under the authority of any Environmental Law or related to the release of or exposure to any Hazardous Material;

                 (d)  since February 8, 1991, no amounts of
          Hazardous Materials were disposed of by Seller prior to the Closing Date in, on, under, above or around the properties listed on Schedule 2.A.1.a, except in accordance with all applicable Environmental Laws;

                 (e) the processes and activities of Seller are in substantial compliance with all applicable Environmental Laws and regulations;

                 (f) there are no underground storage tanks on, at or below any of the real property listed on
          Schedule 2.A.1.a hereof; and

                 (g) since February 8, 1991, there have been no releases (i.e. no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from any real property listed on Schedule 2.A.1.a hereto except in accordance with all applicable Environmental Laws.

       P.   Absence of Certain Changes.  Except as set forth on
     Schedule 4.P, since November 30, 1995 the Seller has carried on the Business only in the ordinary course, and there has not been
     (a) any change in the assets, liabilities, sales, income or business of the Seller or in its relationships with suppliers, customers or lessors, other than changes which have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by the Seller of any asset or property with a value in excess of $10,000 other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of the Seller; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Seller's capital stock; (e) any increase in the compensation, pension or other benefits payable or to become payable by the Seller to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies of); (f) any forgiveness or cancellation of any debt or claim by the Seller or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business and other than debts or claims forgiven or cancelled by the Seller in an aggregate amount less than $10,000; (g) any entry by the Seller into any material transaction, or any incurrence by the Seller of any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than, in each case, in the ordinary course of business; or
     (h) any discharge or satisfaction by the Seller of any lien or encumbrance or payment by the Seller of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Opening Balance Sheet, (B) current liabilities incurred since the date of the Opening Balance Sheet in the ordinary course of business and (C) any other obligations or liabilities of the Seller which in the aggregate do not exceed $10,000.

       Q. Real Property Leases. Schedule 2.A.1.a hereto lists all leases pursuant to which the Seller holds any real property for use in the Business. Complete and accurate copies of the Real Property Leases have been delivered to the Buyer. Neither the Seller nor the Shareholders has received any notice that either the whole or any portion of the Leased Real Property is to be condemned, requisitioned or otherwise taken by public authority. Neither the Seller nor the Shareholders has any knowledge of any public improvements which may result in special assessments against or otherwise affect the Leased Real Property. Each of the Real Property Leases is valid and subsisting and, upon receipt of any consents required in connection with the transfer of such leases as contemplated hereby, no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder by the Seller, or to the knowledge of Seller and Shareholders, by any other party thereto. The leasehold interests of the Seller with respect to any Real Estate Lease are subject to no Encumbrances.

       R. Equipment. Schedule 4.R hereto sets forth a complete and accurate list and the location of all injection molds used in the Business. The Personal Property Leases listed on
     Schedule 2.A.1.a hereto include all leases by the Seller of any item of personal property used in the Business which require payments in excess of $2,000 per annum.

       S. Purchased Assets Complete. The Purchased Assets, together with the Excluded Assets, constitute substantially all of the assets used by the Seller in the conduct of the Business as currently conducted by the Seller.

       T. Accounts Receivable. All Closing Date Receivables represent sales made in the ordinary course of business and are valid obligations owing to the Seller.


     5.     Representations and Warranties of Buyer.

       In order to induce Seller and Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer represents and warrants to Seller and Shareholders as follows:

       A. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power to own its properties and to carry on its business as presently conducted.

       B. Power and Authority. Buyer has the corporate power to execute and deliver the Transaction Documents to which it is a party and to incur and perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents to which the Buyer is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and each of the Transaction Documents to which the Buyer is a party is a legal, valid and binding obligation of Buyer enforceable in accordance with terms.

       C. Approvals and Consents; Noncontravention. The execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any statute, regulation or ordinance of any governmental authority or require any filing with or authorization, consent or approval of any government or governmental agency, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Certificate of Incorporation or By Laws of Buyer, (iii) conflict with or result in a breach of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which Buyer is a party or by which it or any of its assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.


     6.     Covenants.

       A. Publicity. Buyer, Seller and Shareholders shall consult with each other before issuing any press release or other public announcement concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any listing agreement with or regulation or rule of any stock exchange on which securities of Seller, Buyer or Shareholders are listed or traded, will not issue any such press release or announcement prior to such consultation. If Buyer, Seller or Shareholders is so required to issue such press release or announcement it shall use its best efforts to inform the other party hereto prior to issuing such press release.

       B. Retention of and Access to Books and Records. For a period of seven (7) years after the Closing Date, the parties shall retain books or records relating to the Business, and any party, wishing to dispose or destroy books or records, shall provide not less than thirty (30) days prior written notice to the other party of such proposed action. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents.
     All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party. Buyer shall, subject to such reasonable limitations as may be necessary to protect proprietary information, at the expense of Seller, and on reasonable prior notice to Buyer, (a) afford Shareholders and Seller, and their counsel, accountants, consultants and other representatives reasonable access during normal business hours at the business locations of the Purchased Assets to examine and copy the books, tax returns, records and files of Seller which relate to periods prior to the Closing Date, and (b) cooperate with reasonable requests of Shareholders and Seller with respect to gathering information contained therein which may be necessary to respond to inquiries or requests made by any governmental authority or courts which relate to any tax returns or other documents filed by or on behalf of Shareholders and Seller prior to or relating to the periods prior to the Closing Date. Seller shall, at Buyer's sole expense, during normal business hours, afford Buyer and its agents reasonable access to and the opportunity to review and make copies of, all canceled checks of Seller relating to the Business in connection with any reasonable request of Buyer.

       C.   Covenants of Seller and Shareholders.

            1. 401(k) Plan. Effective as of the Closing Date, Seller's obligation to make contributions to (other than contributions attributable to the periods ending on or prior to the Closing Date but payable thereafter), the Publicker Industries Inc. 401(k) Plan (the "Publicker 401(k) Plan") shall cease, and the employees of the Business shall cease to accrue benefits under the Publicker 401(k) Plan. As soon as practicable thereafter, Seller shall (i) pay to the trustee of the Publicker 401(k) Plan all employee and employer contributions attributable to periods ending on or prior to the Closing Date, (ii) cause such amounts to be allocated to participant accounts and (iii) cause the trustee of the Publicker 401(k) Plan to transfer to the trust established within 75 days after Closing pursuant to, or the annuity contract purchased in connection with, Buyer's 401(k) Plan in accordance with Section 414(1) of the Code an amount in cash equal to the aggregate account balances (vested or unvested) under the Publicker 401(k) Plan of those Hired Employees employed by Buyer as of the date of transfer. Such account balances shall be determined as of the Closing Date but shall be reduced by any benefit or withdrawal payments made to such Hired Employees to the date of transfer, be adjusted by the contributions heretofore described and by any gains or losses properly allocable to each such account from the Closing Date to the date of transfer.

                 Notwithstanding the foregoing, if any Hired Employee has an outstanding loan from the Publicker 401(k) Plan as of the date of the transfer, the promissory note representing the same and any and all ancillary and related documents shall be assigned to Buyer's 401(k) Plan in lieu of cash in the amount then due under such loan. Pending the transfer described here, or the termination of the Hired Employee's employment with Buyer if earlier, Buyer shall withhold from the Hired Employee's pay and remit to the Publicker 401(k) Plan any required repayment of an outstanding loan from such Plan as and when due under the terms of such loan and Buyer and Seller shall otherwise cooperate as reasonably necessary to avoid a deemed distribution of such outstanding loan.

                 Buyer's 401(k) Plan shall credit each Hired Employee whose account is transferred to such Plan with service for purposes of participation and vesting equal to that credited to such Hired Employee under the Publicker 401(k) Plan as of the Closing Date. Such service shall be determined solely from data reflected on a schedule to be prepared by the Shareholder and furnished to the Buyer as soon as practicable after the Closing Date.

                 Seller and Shareholders hereby represent and warrant that the Publicker 401(k) Plan has determined by the Internal Revenue Service (the "IRS") to constitute a qualified plan under 401(a) of the Code, that nothing has occurred since the date of the last such determination which could reasonably be expected to result in a revocation of such determination, and that to the best of the knowledge of Seller and Shareholders, the Publicker 401(k) Plan has been at all relevant times been maintained and operated in material compliance with applicable law, including the Code.

                 Buyer hereby represents and warrants that Buyer's 401(k) Plan will be a newly established plan and either
          (i) will be a prototype plan that is the subject of an outstanding favorable opinion as to its form under 401(a) of the Code or (ii) that Buyer will submit such Plan promptly following its adoption to the IRS for a determination as to its initial qualification under 401(a) of the Code and make such amendments thereto as the Internal Revenue Service may request to secure such determination.

            1A. Welfare Plans. Effective as of the Closing Date, the Hired Employees shall cease to be covered under any employee welfare benefit plans maintained by Shareholder, and except as those plans may otherwise provide, Shareholder shall have no obligation to make premium or other payments on behalf of the Hired Employees in respect of periods after such date. Buyer shall assume the plans listed on Schedule 2.A.1.m. as of the Closing Date, and Shareholder and Seller shall have no responsibility, liability or obligations as to such plans in respect of periods after such date.

            2. Protection of Confidential Information. Each of Seller and Shareholders hereby agree, for a period of five
          (5) years after the Closing Date to safeguard against disclosure to third parties all Trade Secrets transferred to Buyer hereunder, by using reasonable secrecy measures and not less than the same degree of care as for its own similar proprietary information.

            3.   Solicitation of Employees.  For a period of five
          (5) years after the Closing Date, each of Seller and Shareholders shall not, without Buyer's prior written consent, directly or indirectly solicit any person known to Seller to be an employee of Buyer nor shall Seller or Shareholders encourage any such employee to terminate his or her employment with Buyer.

                 4. Intellectual Property. To the extent Seller fails to transfer any Intellectual Property Rights or to make available any which are currently used in the operation of the Business as it is presently conducted, Seller shall take all commercially reasonable actions required to effect or assist such transfer so as to confer upon Buyer those benefits held by Seller which attend a use of such Intellectual Property Rights in connection with the Business.

                 5. Name. As of the Closing, Seller shall amend its articles of incorporation to change its name to a name not similar to "Bright Star Industries, Incorporated."

            6. Non-Competition. Each of the Seller and the Shareholders agrees that for a period commencing on the Closing Date and continuing through the fifth anniversary of the Closing Date, the Seller and the Shareholders will not engage in the Designated Industry anywhere in the world, alone or as a shareholder, partner or consultant of any other business organization; provided, that the foregoing restriction shall not prevent the Seller or Shareholders from
          (i) owning ten percent (10%) or less of the equity securities of any publicly traded company engaged in the Designated Industry or (ii) acquiring and operating any entity which derives less than ten percent (10%) of its gross revenues from the Designated Industry. The term "Designated Industry" means the business of the manufacture, distribution or sale of flashlights or batteries.

       D.   Covenants of Buyer.

            1. Employment. As of the Closing, the Buyer will hire all employees of the Business at substantially the same level of compensation and benefits as provided by the Seller immediately prior to the Closing (except (i) with respect to Maurice L. Kirwan who will enter into a separate written employment agreement with the Buyer and (ii) the Buyer's 401(k) Plan will be established after the Closing in accordance with the terms of this Agreement), other than the employees disclosed on Schedule 6.D.1 hereto (the "Discharged Employees"), to continue working in their present capacities with the Business (all such employees other than the Discharged Employees being referred to herein as the "Hired Employees"); provided, however, that nothing contained in this Section 6.D.1 shall (x) require that Buyer continue to employ any employee after the Closing Date or (y) restrict the Buyer's ability to change the level of compensation and benefits provided to any Hired Employee after the Closing Date. Any obligations under the Worker Adjustment and Retraining Notification Act ("WARN") attributable to the failure of Buyer to employ or continue to employ all such persons are hereby assumed by Buyer. The Seller shall be responsible for the severance or displacement pay, if any, due for any Hired Employee if any severance or displacement pay is due to such Hired Employee as a consequence of his termination by Seller even though such employee is hired by the Buyer on the Closing Date and the Buyer shall be responsible for the severance or displacement pay, if any, due to any Hired Employee subsequently terminated by the Buyer, with any such obligations to be determined by the terms of the severance or displacement pay arrangements maintained by the Seller and the Buyer, respectively. The Seller and the Shareholders represent to the Buyer that the amount of any severance pay owing to each Discharged Employee is as set forth on Schedule 6.D.1. Notwithstanding that severance payments are not Assumed Liabilities hereunder, the Buyer agrees to pay (a) fifty percent (50%) of the severance pay owed by the Seller to Kim Straus up to a maximum amount of $42,500 and (b) all of the severance pay owed by the Seller to the Discharged Employees other than Kim Straus up to a maximum amount of $18,000, in each case as and when such payments are due. For purposes of the definition of Net Book Value, the term Assumed Liabilities shall be deemed not to include the Buyer's obligations under this Section 6.D.1.


     7.     WARRANTY CLAIMS.

       The Buyer hereby agrees that it will service any Warranty
     Claims after the Closing Date, provided, that, with respect to each such Warranty Claim, the Seller shall pay to the Buyer an amount equal to 100% of the out-of-pocket costs incurred by the Buyer in connection with the servicing of such Warranty Claim. Promptly following the end of each calendar month, the Buyer shall furnish to the Seller a statement of all servicing costs incurred by the Buyer with respect to any Warranty Claims during the previous calendar month and the Seller shall pay 100% of such amount within 15 days after receipt of such statement. If at any time, the Seller shall fail to timely pay to the Buyer any amounts required to be paid to the Buyer pursuant to this Section 7, and such failure remains uncured within ten (10) days after written notice from the Buyer to the Seller, the Buyer shall have no further obligation to service any Warranty Claims.


     8.     Indemnification.

       The indemnification provided by this Section 8 shall be the exclusive remedy for any breach of, or failure to perform, any representations, warranties, covenants or agreements set forth in this Agreement or any Schedule or Exhibit hereto.

       A. Seller's and Shareholders' Indemnity. Seller and Shareholders, jointly and severally, shall indemnify, defend and hold Buyer harmless from, against and in respect of any and all claims, expenses, liabilities, damages, losses, costs, government proceedings, causes of action, demands, judgments (including, without limitation, reasonable attorneys fees) (collectively, the "Claims") to the extent suffered or incurred by Buyer by reason of any of the following:

            1. Seller's failure to pay, discharge or perform any of its liabilities or obligations other than the Assumed Liabilities, but including, without limitation, the Excluded Liabilities;

                 2. any violations of any Environmental Law resulting from the operation of the Business or occupancy of the property listed in Schedule 1.A.2 hereto after February 8, 1991 and through the Closing Date;

                 3.   any breach of, or failure by Seller or
          Shareholders to perform, any of its representations, warranties, covenants or agreements set forth in this Agreement or any Schedule or Exhibit hereto; and

            4.   the presence on the property listed on Schedule
          1.A.2 of any Hazardous Materials including contamination of ground water, surface water, air or soils on, over, under or around said property or on, over, under or around adjacent property prior to the Closing Date.

       B. Buyer's Indemnity. Buyer shall indemnify defend and hold Seller and Shareholders harmless from, against and in respect of any and all claims, expenses, liabilities, damages, losses, costs, government proceedings, causes of action, demands, and judgments (including, without limitation, reasonable attorney's fees) (collectively, the "Claims") to the extent suffered or incurred by Seller or Shareholders by reason of any of the following:

            1. any claim or cause of action by any party arising from Buyer's failure to pay, discharge or perform any of the Assumed Liabilities;

                 2. any claim or cause of action by any party arising from Buyer's operation of the Business and use of the Purchased Assets after the Closing, other than a claim or cause of action which is subject to indemnification pursuant to Section 8.A hereof;

                 3. any violations of any Environmental Law resulting from the operation of the Business or occupancy of the property listed in Schedule 1.A.2 hereto subsequent to the Closing Date other than a violation which is subject to indemnification pursuant to Section 8.A hereof; and

                 4. any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements set forth in this Agreement or any Schedule or Exhibit hereto.

       C. Indemnity Procedure. Subject to the time limitations and amounts set forth in Section 8.D below, the Buyer, Seller and Shareholders shall each follow the following procedures, as the case may be:

            1. Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 8 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

                 2. Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

            (i)  the Indemnifying Party shall have
               confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                      (ii) the Indemnified Party shall not have
               given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

     The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. Each of the parties hereto shall cooperate with each other in the defense of any Third Party Claim by the other party hereto. Each of the parties shall make available to the other party reasonable access to books and records relating to the Third Party Claim and shall make available such party's personnel to the extent reasonably necessary in connection with the defense of such Third Party Claim.

            3. Method and Manner of Paying Claims. In the event of any claims under this Section 8, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period; provided that payment of any amount required to be paid by the Seller or the Shareholders to the Buyer under this Section 8 shall be made from the Escrowed Funds in accordance with the provisions of the Escrow Agreement. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party.

       D.   Limitations of Indemnities.

            1.   Notwithstanding the provisions of Sections 8.A,
          8.B and 8.C hereof, no payment shall be made by an indemnifying party to an indemnified party based upon any claim of an indemnified party under this Section 8 until the amount of all such claims (after deducting insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall total, in the aggregate of fifty thousand dollars ($50,000) for any liabilities (excluding tax liabilities which shall be fully reimbursed) (the "Minimum Damages"), in which event only the amount of such claims of the indemnified party in excess of the Minimum Damages (after deducting any insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall be subject to indemnification in accordance with the terms of Sections 8.A, 8.B and 8.C hereof. Notwithstanding the provisions of Sections 8.A, 8.B and 8.C hereof, the maximum liability of the Shareholders and the Seller (in the aggregate) or of the Buyer under this Section 8 shall be limited to an amount equal to the cash portion of the Purchase Price.

            2. The parties' respective obligations to indemnify each other under Sections 8.A, 8.B and 8.C hereof shall expire on the following anniversaries of the Closing Date:

            (a)  the seventh (7th) anniversary, with respect
               to all tax claims and all claims involving
               Environmental Matters; and

            (b)  the second anniversary, with respect to all
               other matters.

       E. Remedies. The indemnification provisions set forth in this Section 8 shall be Seller's and Buyer's sole and exclusive remedy against each other and Shareholders for any breach or misrepresentation of any covenant or representation made herein, provided that, Seller and Buyer shall retain all remedies at law or in equity in the event of any willful fraud committed by the other party hereto in connection with the terms of this Agreement.


     9.     Closing Conditions.

       A. Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions provided for herein are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions; provided that Seller shall have the right to waive any such condition, and the parties hereto agree that the Closing of this Agreement constitutes a waiver by Seller of any such condition and of any claim or right relating to the subject matter of any such condition:

            1. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

            2. Consents. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Buyer to purchase the Purchased Assets from Seller as may be contemplated hereby shall have been obtained.

                 3. No Governmental Proceedings or Litigation. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereunder shall be in effect.

            4. Certificates. Buyer will furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 9 as may be reasonably requested by Seller.

                 5. Corporate Documents. Seller shall have received resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

                 6. Legal Opinion. Bingham, Dana & Gould, counsel to the Buyer, shall have delivered to the Seller a written opinion, dated the Closing Date and addressed to the Seller, substantially in the form of Exhibit D hereto.

                 7. Agreements. The Buyer shall have executed and delivered the Transaction Documents to which it is a party, and such agreements shall be in full force and effect.

       B. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions provided for hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions; provided that Buyer shall have the right to waive any such condition, and the parties hereto agree that the Closing of this Agreement constitutes a waiver by Buyer of any such condition and of any claim or right relating to the subject matter of any such condition:

            1. Representations, Warranties and Covenants. All representations and warranties of Seller and Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller and Shareholders shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

            2. Consents. All consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Purchased Assets to Buyer as contemplated hereby, and in the aggregate sufficient and adequate to carry on the Business as presently being conducted, shall have been obtained.

            3. No Governmental Proceedings or Litigation. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the transactions contemplated hereunder shall be in effect.

                 4. Certificates. Seller will furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 9 as may be reasonably requested by Buyer.

                 5. Corporate Documents. Buyer shall have received from Seller and Shareholders, resolutions adopted by the board of directors of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller's and each of the Shareholder's corporate secretary.

                 6. Legal Opinion. Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to the Seller and the Shareholders, shall have delivered to the Buyer a written opinion, dated the Closing Date and addressed to the Buyer, substantially in the form of Exhibit E hereto.

            7. Agreements. The Seller and the Shareholders shall have executed and delivered the Transaction Documents to which they are a party, and such agreements shall be in full force and effect.


     10.    Closing Documents.

       A.   Provided by Buyer.

            1. Funds. Wire transfer of the full amount of the Purchase Price as set forth in Section 3.B.

                 2.   Assumptions.  Executed Bills of Sale and
          Assignments of Contracts in the form attached hereto as Exhibit C and executed assignments of lease agreements as specified in Schedule 2.A.1.a hereto.

            3. Secretary's Certificates. All resolutions of the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, certified by the Secretary of Buyer.

       B.   Provided By Seller.

            1.   Assignments and Bills of Sale.  Executed Bills of
          Sale and Assignments of Contracts in the form attached hereto as Exhibit C and executed assignments of lease agreements as specified in Schedule 2.A.1.a hereto.

                 2. Secretary's Certificates. All resolutions of the Board of Directors of Seller and Shareholders and the Parent as the sole shareholder of Seller authorizing the transactions contemplated by this Agreement, certified by the Secretary of Seller and each Shareholder.


     11.    Miscellaneous.

       A. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder (including by operation of law) without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

       B. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

       C. Expenses. Seller, Shareholders and Buyer will pay their respective costs and expenses, including the expenses of their accounting and legal representatives, in connection with the origin, negotiation, execution and performance of this Agreement.

       D. Force Majeure. No party hereto shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes or any other cause beyond the parties' reasonable control. Each party agrees to notify the other party promptly upon the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

       E. Severability. If any part or provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or any other legally constituted body having jurisdiction to make such determination, such part or provision shall be valid and enforceable to the maximum extent permitted by law and the remaining provisions of this Agreement shall be fully effective.

       F. Brokers' and Finders' Fees. Each of the parties represents and warrants that, with the exception of Mr. Ronald Shapss and Pride Capital Group Inc., it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person other than Mr. Ronald Shapss and Pride Capital Group Inc. is entitled to any commission or finder's fee in connection with any of these transactions. Seller acknowledges that it is solely responsible for the payment of any commission or finder's fee due Mr. Ronald Shapss in connection with these transactions and Buyer acknowledges that it is solely responsible for the payment of any commission or finder's fee due Pride Capital Group Inc. in connection with these transactions.

       G. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
     (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:


       If to Seller or
       Shareholders:       Bright Star Industries, Incorporated
     c/o Publicker Industries Inc.
                         1445 East Putnam Avenue
                         Old Greenwich, Connecticut 06870
                         Attention:  Mr. James J. Weis
                         Telephone:  (203) 637-4500
                         Facsimile:  (203) 637-4807

       Copy to:       Kaye, Scholer, Fierman, Hays & Handler, LLP
     425 Park Avenue
                         New York, NY 10022
                         Attention:  Joel I. Greenberg,
                         Esq.
                         Telephone:  (212) 836-8000
                         Facsimile:  (212) 836-7246

       If to Buyer:        c/o BancBoston Ventures Inc.
     100 Federal Street
                         Boston, Massachusetts  02110
                         Attention:  John Cullinane,
                         Vice President
                         Telephone:  (617) 434-5591
                         Facsimile:  (617) 434-1153

       Copy to:       Bingham, Dana & Gould
     150 Federal Street
                         Boston, Massachusetts  02110
                         Attention:  Robert M. Wolf,
                         Esq.
                         Telephone:  (617) 951-8000
                         Facsimile:  (617) 951-8736

     Any party may change its address for the purpose of this Section 11.G by giving the other party notice of its new address in the manner set forth above.

       H. Amendments; Waivers. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by written instrument executed by both parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

       I. Entire Agreement. This Agreement, the Escrow Agreement and the exhibits referred to herein contain the entire agreement of the parties hereto with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the schedules and exhibits attached hereto. All oral or written agreements, statements, representations, warranties, and understandings made or entered into by the parties prior to or contemporaneously with the execution of this Agreement are hereby rendered null and void and are merged herewith.

       J. Further Matters. Each party agrees to execute such further instruments of assignment and transfer and to perform such additional acts and as are necessary to consummate the transactions contemplated by this Agreement.

       K. Parties in Interest. Nothing in this Agreement is intended to confer, or confers, any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to, or does, relieve or discharge the obligations or liability of any third persons to any party to this Agreement. No provision of this Agreement shall give any third persons any right of subrogation or action over or against any party to this Agreement.

       L. Survival. The representations, warranties and covenants of the parties set forth herein shall survive the Closing date of this Agreement for the periods set forth in Section 8.D hereof.

       M. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       N. Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       O. Liquidated Damages. The Seller's sole and exclusive remedy for the Buyer's failure to consummate the transactions to be accomplished at the Closing shall be recourse to the sum of $100,000 as liquidated damages under the Deposit Escrow Agreement, subject to the terms and conditions in the letter agreement dated as of December 19, 1995 among the shareholders of the Buyer, the Seller and Publicker.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


     SHAREHOLDERS:

                                   Publicker Industries Inc.

                                   By:
                                   Title:


                                   Hanten Acquisition Co.

                                   By:
                                   Title:



                                   SELLER:

                                   Bright Star Industries,
                                   Incorporated

                                   By:
                                   Title:



                                   BUYER:

                                   Bright Star Acquisition Corp.

                                   By:
                                   Title: